EXHIBIT 99.1

  Financial Corporation

Contact:	Ronald J. Nicolas, Jr.
Jon D. Van Deuren
Investor Relations Department
Aames Financial Corporation
(323) 210-5311

For Immediate Release

AAMES FINANCIAL CORPORATION
ANNOUNCES CONTEMPLATION OF REIT STRUCTURE

        Los Angeles, California, February 20, 2004 – Aames Financial Corporation (OTCBB: AMSF), a leader in subprime mortgage lending, today announced that its Board of Directors is considering converting into a real estate investment trust (“REIT”) and raising additional capital through a concurrent public offering of REIT common stock. The proposed REIT conversion and public offering is subject to the approval of the Board of Directors and Aames’s stockholders.

        Upon the conversion to a REIT, the Company would raise additional capital through a concurrent public offering of REIT common stock. This public offering would raise additional capital and set the aggregate value of the Company in the REIT conversion. In the REIT conversion, Aames’s existing stockholders would become stockholders of the REIT. The Company expects that Aames’s stockholders will receive consideration consisting of a combination of REIT common stock and cash for each share of Aames’s convertible preferred stock or common stock they own.

        The Company’s current capitalization includes three series of convertible preferred stock (Series B, C and D) and common stock. The Series B, C and D convertible preferred stock have several characteristics that are different than the common stock including, but not limited to, a liquidation preference equal to their stated value, a 6.5% dividend rate and class voting rights. In order to receive stockholder approval of a conversion to a REIT and a concurrent public offering of REIT common stock, the Company would need Specialty Finance Partners, its largest stockholder who at December 31, 2003, controlled over 90% of the votes eligible to vote on the proposed transaction, to approve the transactions and relinquish various rights and controls it has through its ownership of the various series of convertible preferred stock. Specialty Finance Partners has sent the Company a term sheet indicating that it believes the Company’s preferred stock has a higher intrinsic value than it would have if treated as common stock on an as converted basis and that it would be willing to vote in favor of a REIT conversion transaction and relinquish certain of its rights and controls, provided that the preferred shares will receive a larger share of the consideration than if they were treated as common shares on an as converted basis. While final valuation for the Company would not be set until a public offering, based primarily on the current market valuations of comparable companies and secondarily on the proposal by Specialty Finance Partners, if the transaction occurs it is likely that holders of common stock would receive consideration below $3.73 per share, the lowest closing price of our common stock for the five trading days prior to February 20, 2004 as reported on the OTCBB.

        Since the convertible preferred stock and the common stock would be treated differently under the proposed terms, the Board of Directors has established a special committee of independent directors. The Board has delegated to the special committee the authority to evaluate the terms proposed by Specialty Finance Partners and negotiate with Specialty Finance Partners on behalf of the holders of the common stock. The special committee has retained Houlihan Lokey Howard & Zukin as its financial advisors and Sullivan & Cromwell LLP as its legal advisors.

        The final terms of any proposed REIT conversion will be determined by Aames’s Board of Directors taking into account factors including the financial condition of the Company and results of operations. If approved by Aames’s Board of Directors, the proposed REIT conversion would be submitted to stockholders for approval. The Company expects to conclude its analysis on whether to pursue a REIT conversion during the quarter ending March 31, 2004.

        Aames Financial Corporation is a leading home equity lender, and at December 31, 2003 operated 93 retail branches, two National Loan Centers and five regional broker operations centers throughout the United States.

        From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company’s business include the following: increases in mortgage lending interest rates; adverse changes in the secondary market for mortgage loans; decline in real estate values; decreases in earnings from the Company calling securitization trusts; limited cash flow to fund operations; dependence on short-term financing facilities; obligations to repurchase mortgage loans and indemnify investors; concentration of operations in California, Florida and Texas; extensive government regulation; concentrated ownership of the Company by a single stockholder; losses in securitization trusts; and intense competition in the mortgage lending industry. For a more complete discussion of these risks and uncertainties, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and subsequent filings by the Company with the United States Securities and Exchange Commission.

        This Press Release does not constitute an offer of any securities for sale.